CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated July 28, 2021, with respect to the financial statements of Wells Fargo C&B Large Cap Value Portfolio, Wells Fargo Core Bond Portfolio, Wells Fargo Disciplined Large Cap Portfolio, Wells Fargo Diversified Large Cap Growth Portfolio, Wells Fargo Emerging Growth Portfolio, Wells Fargo Index Portfolio, Wells Fargo Disciplined International Developed Markets Portfolio, Wells Fargo Large Company Value Portfolio, Wells Fargo Managed Fixed Income Portfolio, Wells Fargo Real Return Portfolio, Wells Fargo Small Company Growth Portfolio, and Wells Fargo Small Company Value Portfolio, twelve of the portfolios comprising Wells Fargo Master Trust, as of May 31, 2021, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
September 28, 2021